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Exhibit 99.1


                             (COMPANY LOGO OMITTED)


FOR IMMEDIATE RELEASE                         For more information contact:
May 20, 2005                                  Michael A. Carty at (812) 238-6000



 FIRST FINANCIAL CORPORATION ANNOUNCES 17TH CONSECUTIVE ANNUAL DIVIDEND INCREASE


TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ:THFF) have declared a semi-annual dividend of 40 cents per share payable on July 1, 2005, to shareholders of record at the close of business on June 17, 2005. This declaration increases the total dividend paid in 2005 to $.80 per share, a 6.67% increase over the amount paid for the same period last year.

This is the 17th consecutive year the corporation has increased dividends paid to shareholders. According to Donald E. Smith, president and chairman, "We are extremely proud to declare our 17th consecutive dividend increase. We live and work in the area we serve. We know our customers and we understand the wants and needs of our communities. This not only allows us to respond quickly to changes in the industry, but to remain steadfast in our goal of being `always close to home.' We will continue to deliver the very best in customer-based and community-focused financial products and services."

First Financial Corporation is the holding company for First Financial Bank N.A., in Indiana and Illinois; The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana; and First Community Bank N.A. in Illinois.